Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT TO THE

RESTATED

CERTIFICATE OF INCORPORATION OF

RIBBON COMMUNICATIONS INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Ribbon Communications Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth certain amendments to the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) and declaring said amendments to be advisable and in the best interests of the Corporation.

SECOND: Article VI of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE VI
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director or officer, as applicable, to the extent such liability is provided by applicable law, (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transactions from which the director or officer derived an improper personal benefit. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of this Corporation shall be limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of such director or officer occurring prior to the effective date of such amendment or repeal.

THIRD: This Second Certificate of Amendment shall be effective at 5:00 p.m., Eastern Standard Time, on August 3, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be duly executed in its corporate name this third day of August, 2023.

RIBBON COMMUNICATIONS INC.

By:	/s/ Patrick Macken
Name:	Patrick W. Macken
Title:	Executive Vice President, Chief Legal Officer and Secretary

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